PRUDENTIAL                    THE PRUDENTIAL
                                   INSURANCE COMPANY
                                   OF AMERICA

agrees to pay the benefits provided under this contract in accordance with and subject to its terms.


Contract-Holder:


     In connection with the Optional Retirement Program of the
     Contract-Holder or another employer (Program)
-------------------------------------------------------------------------------

Effective Date:                         Group Annuity Contract Number:
                                   --------------------------------------------
                                   Eligible Classification:  Each person
                                   employed by the Contract-Holder eligible
                                   under the Program
-------------------------------------------------------------------------------

Provisions and Schedules                Jurisdiction:
attached:

Provision I, II, III, IV, V, VI, VII
     and VIII
Schedules A,B,C,D and E                           Texas
-------------------------------------------------------------------------------

                              THE PRUDENTIAL INSURANCE COMPANY
                                        OF AMERICA

By:
   ----------------------------
     Title:                             President /s/

Date:                                   Secretary /s/ Isabelle L. Kirchner
     --------------------------

                                                                Attest
                                        -----------------------

                                        Date:
                                             ------------------------

Group Annuity Contract providing for contributions on account of Participants. Annual determination of participation in divisible surplus. All subject to the provisions of this contract.


NOTICE - ALL CONTRACTUAL VALUES OR PAYMENTS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT RESULTS OF A PRUDENTIAL SEPARATE ACCOUNT DESCRIBED IN THIS CONTRACT, ARE VARIABLE, SUBJECT TO CHANGE BOTH UP AND DOWN, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.
                                                            19081
GVA-7454

TABLE OF CONTENTS

PROVISION                                              Serial Page

I. CONTRIBUTIONS - ACCOUNTS - CHARGES
     1.1  Contributions. . . . . . . . . . . . . .     100
     1.2  Participant's Accounts . . . . . . . . .     100
     1.3  Annual Account Charge. . . . . . . . . .     110
     1.4  Reports. . . . . . . . . . . . . . . . .     110

II. INVESTMENT ACCOUNT - UNIT VALUES - COMMITTEE
     2.1  The Prudential Variable Contract
          Account-11 (VCA-11). . . . . . . . . . .     200
     2.2  VCA-11 Unit Value. . . . . . . . . . . .     200
     2.3  VCA-11 Committee . . . . . . . . . . . .     210

III. WITHDRAWALS AND TRANSFERS - DEATH PAYMENTS
     FORFEITURES -- CREDITS
     3.1  Participant's Withdrawals. . . . . . . .     300
     3.2  Death Payments . . . . . . . . . . . . .     300
     3.3  Transfers between Related Contracts. . .     310
     3.4  Transfers to Another Funding Agent . . .     310
     3.5  Transfers Involving a Similar Contract
            of Another Employer. . . . . . . . . .     320
     3.6  Forfeiture of Employer Contributions . .     330
     3.7  Credit to the Contract-Holder. . . . . .     330

IV. ANNUITIES
     4.1  Annuity Elections. . . . . . . . . . . .     400
     4.2  Annuity - Single Sum Payment Combination     400
     4.3  Small Annuities and Accounts . . . . . .     400
     4.4  Terms of Payment of Annuities. . . . . .     400
     4.5  Payees . . . . . . . . . . . . . . . . .     410

V. CHANGES
     5.1  Changes by Prudential. . . . . . . . . .     500
     5.2  Changes by Agreement . . . . . . . . . .     500
     5.3  Changes to Conform to Law. . . . . . . .     500
     5.4  Persons Empowered to Act for Prudential.     500

VI. DISCONTINUANCE - TERMINATION OF CONTRACT
     6.1  Discontinuance of Establishing Participants'
            Accounts . . . . . . . . . . . . . . .     600
     6.2  Discontinuance of Contributions under
            this Contract. . . . . . . . . . . . .     600
     6.3  Termination of Contract. . . . . . . . .     600

VII. GENERAL TERMS
     7.1  Contract-Holder. . . . . . . . . . . . .     700
     7.2  Communications . . . . . . . . . . . . .     700
     7.3  Place of Payment -- Currency . . . . . .     700
     7.4  Information -- Records . . . . . . . . .     710
     7.5  Misstatements. . . . . . . . . . . . . .     710
     7.6  Beneficiary. . . . . . . . . . . . . . .     710

GVA-7454
TC-100 (11)

TABLE OF CONTENTS
(Continued)

Provisions                                                 Serial Page

     7.7  Divisible Surplus . . . . . . . . . . . .              720
     7.8  Limit on Assignment . . . . . . . . . . .              720
     7.9  Certificates. . . . . . . . . . . . . . .              720
     7.10 Entire Contract -- Construction . . . . .              720

     VIII. SPECIAL MODIFICATIONS FOR TEXAS CONTRACTS             800

SCHEDULES
     Schedule A.  Forms of Annuity which may be Purchased      A-100
     Schedule B.  Life Annuity . . . . . . . . . .             S-100
     Schedule C.  Life - Payment Certain Annuity .             S-100
     Schedule D.  Life - Contingent Annuity. . . .             S-100
     Schedule E.  Payment Certain Annuity. . . . .             S-100































GVA-7454
TC-110 (TX)

Provision I. CONTRIBUTIONS - ACCOUNTS - CHARGES:

1.1 CONTRIBUTIONS:

    (a) Regular Contributions:

        The contributions which are payable under this contract for a Participant are 1) "Salary Contributions", the payments made for him by his employer pursuant to a Salary-Annuity Agreement and 2) "Employer Contributions", the payments made for him by the Employer under the Program in addition to the Salary Contributions, and directed by the Participant for payment hereunder. Contributions will be transmitted by the Contract-Holder or the employer.

        A Participant is a person for whom contributions have been paid under this contract and whose Participant's Account (see section 1.2) has not been cancelled.

        A Salary-Annuity Agreement is an agreement between an employee in an Eligible Classification and his employer. It is also an agreement between a Participant who has ceased to be an employee in an Eligible Classification and his new employer. Under the Agreement, the employer agrees to pay amounts in each year to purchase an annuity for the employee meeting the conditions of Section 403(b) of the Federal Internal Revenue Code.

        (To save words, male pronouns are used in this contract to refer to both men and women.)

    (b) Rollover Contributions:

        An amount which qualifies as a rollover contribution pursuant to the Federal Internal Revenue Code may be transferred to and paid under this contract as a contribution for a Participant. Prudential may require proof that the amount paid so qualifies.

1.2 PARTICIPANT'S ACCOUNT:

        Prudential will establish a "Participant's Account" for each person for whom a contribution is paid under this contract. This Account is expressed in Units of the separate investment account described in section 2.1.

        A number of Units will be added to the Participant's Account on each day a contribution is received by Prudential for the Participant. This number is determined by dividing the dollar amount of the contribution by the Unit Value for the day the contribution is received (see section
        2.2 for a description of the Unit Value). A number of Units will be subtracted from the Participant's Account on each day on which a withdrawal is made from his Account. This number is equal to the number requested for withdrawal or, if applicable, the number determined by dividing the dollar amount to be withdrawn by the Unit Value for the day of withdrawal.

        A Participant's Account is the sum of the Units added to it, less the sum of the Units subtracted from it. The dollar value of a Participant's Account as of any day is the product of the number of Units in his Account at the close of business on that day and the Unit Value for that day.

        A Participant has a non-forfeitable interest in the Salary Contributions in his Account. A Participant has a non-forfeitable interest in the Employer Contributions in his Account as of the start of the second consecutive year of participation in the Program. The Account is subject to charges described later.



GVA-7454
Serial 100                                                 1.1-1.2

1.3   ANNUAL ACCOUNT CHARGE:

      On the last business day (see section 2.2) of each calendar year an amount will be withdrawn from each Participant's Account equal to the Annual Account Charge. Also, on any other day on which a Participant's Account is cancelled, an amount will be withdrawn from his Account equal to the Annual Account Charge. However, no Charge will be withdrawn if the Participant's Account is being cancelled on a January 1 to purchase an annuity for him under this contract.

      The Annual Account Charge is $20 for the first year it is withdrawn from a Participant's Account. For every other year it is $15.

      A Participant may have an Account for Program payments under another group annuity contract issued to the Contract-Holder by Prudential (a "companion contract"). If so, the total Annual Account Charge that applies to all his Accounts will not exceed the amount shown above. This charge will be shared among his Accounts as Prudential determines. Also, no charge will be withdrawn from his Account under this contract when it is cancelled unless no amounts remain in an Account for him under a companion contract.

      In addition to the Annual Account Charge, a charge may be made upon a Participant's withdrawal (see section 3.1).

      The Charge may be changed as provided in section 5.1.

1.4   REPORTS:

      Prudential annually will furnish a report with respect to each Participant's Account which has not been cancelled. The report will show the status of each Account as of the date of the report.


























GVA-7454
Serial 110                                                 1.3-1.4

Provision II. INVESTMENT ACCOUNT - UNIT VALUES - COMMITTEE:

2.1   THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT - 11 (VCA-11):

      VCA-11 is a separate investment account of Prudential established pursuant to a resolution adopted by its Board of Directors. The resolution provides that this account is to be used for contracts which state that certain payments and values under them will vary to reflect the investment results of this account.

      The investments held in VCA-11 are intended to be composed of high-grade money market instruments. Prudential will invest and reinvest the assets held in VCA-11 in accordance with the investment objectives and policies established for it.

      The total value of the assets held in VCA-11 at all times will be at least equal to the total reserve liability required by law for all payments or values which vary in dollar amount to reflect the investment results of VCA-11. Assets held in VCA-11 equal in market value to that reserve liability will be held for the sole benefit of all contracts which participate in VCA-11. The amount, if any, by which the total market value exceeds the total reserve liability will be subject to the exclusive control of Prudential. Thus, Prudential may from time to time make transfers between VCA-11 and its other investment accounts as, in its judgment, experience warrants. A transfer will not affect Prudential's contractual liabilities under this contract.

2.2   VCA-11 UNIT VALUE:

      The VCA-11 Unit Value for any Business Day is the dollar value of one VCA-11 Unit for that Business Day. ("Business Day" means a day the New York Stock Exchange is open for trading.) The initial VCA-11 Unit Value was $1.00. The VCA-11 Unit Value for any subsequent Business Day is determined as of the end of that Business Day by multiplying the VCA-11 Unit Change Factor for that Business Day by the VCA-11 Unit Value for the immediately preceding Business Day. The VCA-11 Unit Value for any day which is not a Business Day is equal to the VCA-11 Unit Value for the next Business Day. The VCA-11 Unit Value will go up or down in accordance with the VCA-11 Unit Change Factor described below.

      To determine the VCA-11 Unit Change Factor for any Business Day, Prudential will proceed as follows:

      (a) Increase $1.00 by the rate of investment results of VCA-11 for that Business Day, taking into account investment income and changes in the value of investments after provision for taxes applicable to contracts of this class arising from the operation of VCA-11.

      (b) Subtract from the result found in (a) the VCA-11 Investment Management Fee per 1.00 at the effective annual rate of 0.25% for the number of calendar days in the period from the end of the prior Business Day to the end of the current Business Day. The aggregate amount by which VCA-11 is reduced in each year by the Investment Management Fee will be deducted from investment income to the extent possible; any balance will be deducted from principal.














GVA-7454 (11)
Serial 200                                                  2.1-2.2

      (c) Provide for the Administrative Expense Charge at the effective annual rate of 0.75%, against the assets of VCA-11. To do so, the result found in (b) is divided by 1.00 increased at the effective annual rate of 0.75% for the number of calendar days in the period from the end of the prior Business Day to the end of the current Business Day.

      The result found in (c) is the VCA-11 Unit Change Factor for that Business Day.

      Prudential may, upon notice to the Contract-Holder and Participants, change the basis for determining the Unit Value. The changed basis would be one designed to maintain a constant Unit Value, with investment results being reflected through the number of Units in Participants' accounts.

      This section may be changed as provided in section 5.1.

2.3   VCA-11 COMMITTEE:

      The operation of VCA-11 will be supervised by The Prudential VCA-11 Committee (the "Committee"). The initial Committee members will be appointed by Prudential. Thereafter, members will be elected by the Participants.






































GVA-7454 (11)
Serial 210                                                      2.3

Provision III. WITHDRAWALS AND TRANSFERS-DEATH PAYMENTS-FORFEITURES-CREDITS:

3.1       PARTICIPANT'S WITHDRAWAL:

          A Participant may, subject to written authorization from the Contract-Holder, make withdrawals from the non-forfeitable part his Participant's Account. The minimum withdrawal is $500, or the dollar value of the non-forfeitable part of his Account if smaller. Payment to the Participant will normally be made within seven days of Prudential's receipt of the Contract-Holder's authorizations for it. However, it may be paid at a later day if permitted under the Investment Company Act of 1940.

          The amount paid to the Participant will be the dollar amount withdrawn less the withdrawal charge determined from the following table and the Annual Account Charge if it applies. The amount payable is also referred to as the "Withdrawal Value".

                                   TABLE



          Withdrawals made in the months
          indicated, counting from the day
          the Participant's Account was           Withdrawal Charge per $1.00
          established*                            being withdrawn.**
          ---------------------------------      ---------------------------

                 First 24 months                        $0.07
                 Next 36 months                          0.06
                 Next 60 months                          0.04
                 Next 60 months                          0.03
                 Thereafter                              0.00


     *Or, if earlier, the day an Account was established for him under a companion contract (or under a similar contract if section 3.5 applies).

     **No charge is made after the amount withdrawn equals the contributions made for the Participant.


     The withdrawal charge is also deducted from a Participant's Account if an annuity is purchased for him under this contract during the first 36 months from the day an Account was established for him. The earliest of the days an Account was established for him under this contract, under a companion contract or under a similar contract if section 3.5 applies will be used in counting the 36 months.

     As of the first day no amounts remain in a Participant's Account or in an Account for him under a companion contract, his Account is cancelled.

     This section may be changed as provided in section 5.1.

3.2  DEATH PAYMENTS:

     If a Participant dies before his Participant's Accounts has been cancelled, the dollar value of the non-forfeitable part of his Account will be paid to his Beneficiary (see section 7.6). The payment will be made in one sum unless the Participant has directed Prudential to purchase an annuity for the Beneficiary. Instead of a one sum payment, the Beneficiary may elect to have the dollar value of the Participant's Account applied to purchase an annuity. Written authorization from the Contract-Holder and proof of the Participant's death must be received from Prudential before any payment will be made.






GVA-7454
Serial 300                                                       3.1-3.2

     The Beneficiary's annuity election must be made before the first anniversary for the Participant's death or, if later, the day two months after Prudential's receipt of both written authorization from the Contract-Holder and proof of death. The annuity form may be any of those described in section 4.4. If annuity payments are to start at a future date, the Participant's Account will be maintained for the Beneficiary in the same manner as for the Participant. The date for payments to start must be on or before the Beneficiary's 70th birthday or, if later, within two months after he elects the annuity. No contributions may be made to the Account after the Participant's death.

     If a one sum payment is made to the Beneficiary within one year of the Participant's death, it will be at least equal to the contributions made for him under this contract less any withdrawals and transfers.

     As of the first day no amounts remain in the Participant's Account or in an Account for the Beneficiary under a companion contract, the Participant's Account is cancelled. Section 3.1 does not apply.

3.3  TRANSFERS BETWEEN RELATED CONTRACTS:

     A Participant may transfer an amount from his Participant's Account to an Account maintained for him under a companion contract. The minimum withdrawal to provide a transfer is $500, or the dollar value of his Account if smaller. The transfer will normally be made within seven days of Prudential's receipt of his request for it. Section 3.1 does not apply to a withdrawal for this purpose. Transfers are deemed to be made first from the contributions paid for the Participant. Investment income is transferred when there are no longer any contributions in the Participant's Account.

     Amounts may be transferred to this contract from a companion contract. An amount transferred to this contract for a Participant will be treated as though it were a contribution made for him (see section 1.2). However in determining any withdrawal charge, any part of the amount transferred which is investment income will not be considered as a contribution.

     Prudential may, upon notice to the Contract-Holder and Participants, limit the frequency of transfers. This action will take effect on the date of the notice.

     This section may be changed as provided in section 5.1.

3.4  TRANSFERS TO ANOTHER FUNDING AGENT:

     (a) At the Request of a Participant and subject to written authorization from the Contract-Holder:

          The Withdrawal Value of a Participant's Account may be transferred to an annuity contract which meets the conditions of Section 403(b) of the Federal Internal Revenue Code and is provided by another financial institution. The transfer may be made directly to that institution or by a payment (or payments) to the Participant who then makes payment to the institution. The transfer will normally be made within seven days after Prudential's receipt of both the transfer request and written authorization from the Contract-Holder.

          The transfer will be a full settlement of Prudential's liability for the Participant's Account.










GVA-7454
Serial 310                                                    3.3-3.4

          (b)  At the Contract-Holder's Request:

               The Contract-Holder may request Prudential to make transfer payments to a funding Agent named in the request. The transfer payment will be made on the Transfer Date. The Transfer Date is the later of the day specified in the request and the 90th day after its receipt by Prudential.

               Prudential will promptly notify each Participant, and each Beneficiary of a deceased Participant whose Account has not been cancelled, that the request has been received. Each notified person may elect, within 30 days following his receipt of the notice from Prudential, to have his Account cancelled and included in the transfer payment to be made. Each person who does not make this election will have his Account retained under this contract pursuant to its terms.

               All Accounts of Participants and Beneficiaries who make the election will be cancelled as of the Transfer Date. A single liquidation account will be established equal to the sum of the Withdrawal Values expressed in Units of the cancelled Accounts. (For this purpose, the Withdrawal Values are determined as if the entire Account of each Participant is non-forfeitable.)

               On the Transfer Date Prudential will withdraw the Units from the liquidation account. The product of the number of Units withdrawn and the Unit Value for the day of withdrawal will be transferred within seven days thereafter.

               Instead of making the transfer payment in cash, Prudential may make all or a part of it in the form of securities representing a uniform percentage of each holding of the separate investment account described in section 2.1.

               The Contract-Holder may notify Prudential that this section 3.4(b) is to be inoperative.

     This section may be changed as provided in section 5.1.


3.5  TRANSFERS INVOLVING A SIMILAR CONTRACT OF ANOTHER EMPLOYER:

     A Participant may cease to be employed by an employer who pays contributions under this contract. He may become employed by an employer to whom Prudential has issued a contract similar to this contract. If so, that Participant may, subject to written authorization from the Contract-Holder, request a transfer to that similar contract from this contract. The transfer will normally be made within seven days of both receipt of the request and authorization. The dollar value of the non-forfeitable part of the of the Participant's Account will be the amount transferred. The Account will be cancelled.

     Also, this contract will accept a transfer from a contract similar to this contract for a person covered thereunder who becomes employed by an employer who pays contributions under this contract. The transferred amount will be treated as a contribution paid for that person. However, (a) in determining any withdrawal charge, any part of the transferred amount which is investment income will not be considered a contribution, and (b) the transfer is subject to written authorization from the Contract-Holder.

     This section may be changed as provided in section 5.1.








GVA-7454
Serial 320                                                       3.5

3.6  FORFEITURE OF EMPLOYER CONTRIBUTIONS

     If Prudential receives notice from the Contract-Holder that a Participant is to forfeit the portion of his Participant's Account attributable to Employer Contributions, Prudential will reduce the Participant's Account by the number of Units attributable to Employer Contributions.

3.7  CREDIT TO THE CONTRACT-HOLDER:

     The dollar amount of the Employer Contributions made under this contract, if a forfeiture occurs as provided in section 3.6, will be returned to the Contract-Holder within 15 days of receipt of the notice of forfeiture.













































GVA-7454
Serial 330                                                  3.6 3.7

Provision IV. ANNUITIES:

4.1  ANNUITY ELECTIONS:

     A Participant may, upon notice to Prudential and subject to written authorization from the Contract-Holder, elect to have the non-forfeitable part of his Participant's Account applied to purchase an annuity for him. The Withdrawal Value of the Account will be applied if the purchase is made during the first 36 months from the day an Account was established for him. The earliest of the days an Account was established for him under this contract, under a companion contract or under a similar contract if section
     3.5 applies will be used in counting the 36 months. If the purchase is made after the 36 months, the dollar value of the non-forfeitable part of his Account will be applied. The schedule of annuity purchase rates that applies is determined from Schedule A. The monthly amount of any annuity is determined from the schedule of purchase rates for that annuity.

     As of the first day no amounts remain in the Participant's Account or in an Account for him under a companion contract, his Account is cancelled.

     If the Participant's Account has not been cancelled before the month in which he reaches age 75, a 120 monthly Payment Certain annuity will be purchased for him at the beginning of that month (see section 4.4).

4.2   ANNUITY - SINGLE SUM PAYMENT COMBINATION:

     A Participant may, subject to written authorization from the Contract-Holder, elect that only a portion of his Participant's Accounts be applied to purchase an annuity with the balance being paid in a single sum. The first portion will be subject to section 4.1 and the balance to section 3.1.

4.3  SMALL ANNUITIES AND ACCOUNTS:

     If the total monthly amount of annuity which would otherwise be purchased on behalf of any person under this contract and the companion contracts is less than $50, Prudential may, in lieu of an annuity under this contract, make payment in a single sum. The single sum will be equal to the amount that would otherwise be applied to purchase an annuity as described in section an 4.1.

     If no contributions have been made under this contract or any companion contract for a Participant for a period of 24 months and the dollar value of his Accounts under all the contracts is $1,000 or less, Prudential may cancel his Account under this contract. If the Account is cancelled, the dollar value of its non-forfeitable part will be paid to the Participant unless he directs payment to a named financial institution. The Annual Account Charge will be made only if no Account remains for him under a companion contract.

4.4  TERMS OF PAYMENT OF ANNUITIES:

     Life annuities and Payment Certain annuities are available under this contract. A Life form of annuity is one payable at least during the lifetime of the person (referred to as the "Annuitant") for whom it was purchased. Depending upon the existence and nature of any payment payable after the death of the Annuitant, a Life annuity may also be any one of the following forms: Life - Payment Certain, Life - Contingent, or Life - Payment Certain Contingent annuity. A Payment Certain form of annuity may be payable for a period less than the lifetime of the person for whom the annuity was purchased. The terms of payment of each form of annuity are described below.

     (a)  Life Form of Annuity:

          The first monthly payment of any Life form of annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter throughout the Annuitant's remaining lifetime. The last monthly payment is payable for the month in which his death occurs.

GVA-7454                                               4.1-4.4
Serial 400

     If the LIFE - PAYMENT CERTAIN form of annuity is payable, then, if the Annuitant dies before the number of annuity payments made equals the number of Payments Certain applicable to him, monthly annuity payments will be continued until the total number of payments is so equal. These continued annuity payments will each be in the same amount as was payable to the Annuitant. The number of Payments Certain is established when the annuity is purchased and may be 60, 120, 180, 240, or any other number accepted by Prudential.

     If the LIFE - CONTINGENT ANNUITY form of annuity is payable, then, if the Annuitant dies before the death of his Contingent Annuitant, monthly Contingent Annuity payments will become payable. The first payment of the Contingent Annuity will be payable on the first day of month following the month in which the Annuitant's death occurs. Monthly Contingent Annuity payments are payable on the first day of each month thereafter throughout the Contingent Annuitant's remaining lifetime. The last monthly payment is payable for the month in which his death occurs. The amount of each monthly Contingent Annuity payment will be a percentage of the monthly annuity payment payable before the Annuitant's death. The percentage is established when the annuity is purchased and may be 33 1/3%, 50%, 66 2/3%, or 100%, or any other percentage accepted by Prudential. Under a Life - Payment Certain Contingent annuity, a percentage payment will not take effect until the end of the selected Payment Certain period.


     (b)  Payment Certain Annuity:

          The-first monthly payment of a Payment Certain annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter until the total number of Payments Certain specified when the annuity was purchased has been paid. The number of Payments Certain may be 60, 120, 180, 240, or any other number accepted by Prudential.

     Other forms of annuity payments may be provided with the consent of Prudential.

     No form of annuity will be purchased which provides for payments:

          (i) to a Beneficiary or a Contingent Annuitant who is not the Annuitant's spouse if a present value calculation shows that the Annuitant's expected payments will not be more than 50% of all the expected annuity payments, or

          (ii) to a Contingent Annuitant which are greater in monthly amount than the payments to the Annuitant.

4.5  PAYEES:

     Each annuity payment will be made to the Annuitant, Contingent Annuitant or Beneficiary entitled to receive it.
















GVA/GAA-7454/7453
Serial 410                                                       4.5

Provision V. CHANGES:

5.1  CHANGES BY PRUDENTIAL:

     Prudential may make changes in this contract as follows:

     (a) The Annual Account Charge and the table of withdrawal charges may be changed periodically on and after the second anniversary of the Effective Date.

     (b) The effective annual rate of the Administrative Expense Charge and the terms and amounts (excluding the withdrawal charge table) of withdrawals and transfers pursuant to Provision III may be changed periodically on and after the fifth anniversary of the Effective Date.

     (c) The schedules of annuity purchase rates may be changed periodically on and after the tenth anniversary of the Effective Date.

     Any change in the table of withdrawal charges and in Schedule E will apply only to amounts added to Participants' Accounts on and after the date the change takes effect. Any other change will apply to amounts in Participants' Accounts whether added before or on and after the date the change takes effect. Any change in the schedules of annuity purchase rates will remain in effect for at least ten years.

     Any change in accordance with this section will be made by giving notice to the Contract-Holder at least 90 days before the date on which the change is to take effect. Notice of changes, other than in the schedules of purchase rates, will also be given to Participants.

5.2  CHANGES BY AGREEMENTS:

     This contract may also be changed in any respect at any time or times by agreement between the Contract-Holder and Prudential.

5.3  CHANGES TO CONFORM TO LAW:

     Prudential may change this contract as, in its discretion, it deems appropriate to satisfy the requirements of any law or regulation administered by a governmental agency.

5.4  PERSONS EMPOWERED TO ACT FOR PRUDENTIAL:

     No agent or other person except one of the following officers of Prudential may change this contract or bind Prudential.

    Chairman and Chief Executive Officer    Associate Actuary
    President                               Secretary
    Vice President                          Assistant Secretary
    Actuary











  GVA-7454
  Serial 500                                               5.1-5.4

Provision VI. DISCONTINUANCE - TERMINATION OF CONTRACT:

6.1  DISCONTINUANCE OF ESTABLISHING PARTICIPANTS' ACCOUNTS:

     Prudential may notify the Contract-Holder that on and after a specified date no new Participants' Accounts will be established under this contract. The specified date may not be earlier than [90 days] after the date of the notice. Thereafter, only contributions for persons who are Participants on the specified date will be accepted hereunder. In all other respects this contract will continue to operate in accordance with its terms.

6.2  DISCONTINUANCE OF CONTRIBUTIONS UNDER THIS CONTRACT:

     Contributions under this contract will be discontinued with respect to all
     Participants:

     (a) at any time after receipt by Prudential of notice thereof from the Contract-Holder,

     (b) as of a date at least 90 days after notice to the Contract-Holder by Prudential that no further contributions will be accepted hereunder.

     After discontinuance the contract will continue to operate in accordance with its terms with respect to Participants' Accounts.

6.3  TERMINATION OF CONTRACT:

     This contract will terminate when all the following have occurred:

     (a)  no further contributions may be paid under this contract;

     (b)  no Participant's Account remains uncancelled; and

     (c) no further annuity or transfer payments are payable from this contract.
























GVA/GAA-7454/7453
Serial 600                                        6.1-6.3

Provision VII. GENERAL TERMS:

7.1  CONTRACT-HOLDER:

     Prudential will normally deal only with the Contract-Holder. However, Prudential and the Contract-Holder may agree to do otherwise. Also, in some cases the contract calls for dealing with another. Prudential will be entitled to rely on any action taken or omitted by the Contract-Holder pursuant to the terms of this contract.

     The Contract-Holder may, from time to time, delegate to an agency certain administrative powers and responsibilities which this contract assigns to the Contract-Holder. Prudential is not bound to recognize any delegation until it has received notice of it. The notice must specify those powers and responsibilities and include evidence of acceptance by the agency. On and after the date of receipt of the notice, Prudential will deal with the agency with respect to those powers and responsibilities and will be entitled to rely on any action taken or omitted by the agency with respect thereto in the same manner as if dealing with the Contract-Holder. If any agency fails or refuses to act with respect thereto, then the delegation will be void for the purposes of this contract. Thereafter, Prudential will deal only with the Contract-Holder. The Contract-Holder may give notice to Prudential of delegation to another agency of specified powers and responsibilities.

7.2. COMMUNICATION:

     All communications to the Contract-Holder or to Prudential will be in writing. They will be addressed to the Contract-Holder at its principal office, or at such other address as it may communicate to Prudential. They will be addressed to Prudential at its Group Pension Office, Hanover Road, Florham Park, New Jersey 07932, or at such other address as it may communicate to the Contract-Holder. All communications to any other person or organization dealing with Prudential will be addressed to that person or organization at the last address of record.

7.3  PLACE OF PAYMENT -- CURRENCY:

     All payments to Prudential under this contract will be payable at its Group Pension Office or at an address or to a representative as may be specified by Prudential by notice to the Contract-Holder.

     All payments under this contract, whether to or by Prudential, will be in lawful money of the United States of America. Dollars and cents, as specified in this contract, means lawful dollars and cents of United States currency.




















GVA/GAA-7454/7453
Serial 700                                        7.1-7.3

7.4  INFORMATION -- RECORDS:

     The Contract-Holder will furnish all information which Prudential may reasonably require for the administration of this contract. If the Contract-Holder cannot furnish any required item of information, Prudential may request the person concerned to furnish the information. Prudential will not be liable for the fulfillment of any obligations in any way dependent upon information unless and until it receives the information in a form satisfactory to it.

     Information furnished to Prudential may be corrected for demonstrated errors in it unless Prudential has already acted to its prejudice by relying on the information. Except for the corrections, information furnished to Prudential will be regarded as conclusive. Prudential will maintain the records necessary for its administration of this contract. These records will be prepared from the information furnished to Prudential and will constitute evidence as to the truth of the information in the records.

7.5  MISSTATEMENTS:

     If the age, sex, or any other relevant fact relating to any person is found to have been misstated, the following will apply:

     (a) The amount of annuity payable by Prudential will be that which would be provided by the amount allocated to purchase the annuity on the basis of the correct information, without changing the date of first payment of the annuity.

          Any adjustment by Prudential of the amount or terms of payment made in accordance with this section will be conclusive upon any other person affected by it.

     (b) The amount of any underpayment by Prudential will be paid in full with the next payment due. The amount of any overpayment by Prudential will be deducted to the extent possible from amounts payable thereafter.

7.6  BENEFICIARY:

     If, as to any person, this contract provides for the payment of an amount or amounts after the person dies to other than the person's Contingent Annuitant, payment will be made to the Beneficiary the person named. A person for whom an Account is held or an annuity is being paid under this contract may name a Beneficiary to replace one previously named. However, the Participant may instruct Prudential that his Contingent Annuitant or Beneficiary is not to have this right to name a Beneficiary.

     A Beneficiary may be named by filing a request with Prudential on a form acceptable to it. It will become effective when entered on Prudential's records. It will apply to any amounts payable after the request was received by Prudential, except any withdrawals and payments made before the request was entered on Prudential's records. Prudential will acknowledge the naming of a Beneficiary.













GVA/GAA-7454/7453
Serial 710                                        7.4-7.6

     The interest of any Beneficiary who dies before the Participant ceases upon that Beneficiary's death. If there is no named Beneficiary when an amount is payable to one, payment will be made to the estate of the last to die of the Participant or Annuitant, his Contingent Annuitant, and his Beneficiary. If a payment would be made to the estate of a Participant or Annuitant, Prudential may make the payment to any one or jointly to any number of his surviving relatives: spouse, children, parents, brothers or sisters.

     Prudential, in determining whether a person is a relative of a Participant or Annuitant or is a Beneficiary entitled to payment, may rely solely on any evidence it deems acceptable. Each payment Prudential makes in reliance thereon will be a valid discharge of its obligation under this contract as to that payment.

     If a series of payments becomes payable to a Beneficiary and the first payment is less than $50, Prudential may choose to make payment in one sum. Also, if the payee is not a natural person and a series of payments is payable, Prudential may choose to make a payment in one sum. The one sum payment will be equal to the value of the series of payments discounted at interest from each payment due date to the date of the one sum payment. The discount interest rate will be the interest rate in the schedule of annuity purchase rates used to establish the series of payments.

7.7  DIVISIBLE SURPLUS:

     The portion, if any, of the divisible surplus of Prudential accruing upon this contract will be determined annually by the Board of Directors of Prudential and credited to Participants' Accounts as determined by the Board. (It is unlikely any divisible surplus will accrue upon this contract.)

     No annuity under this contract will be taken into account in the determination of any divisible surplus to be credited to this contract.

7.8  LIMIT ON ASSIGNMENT:

     To the extent applicable law requires, the interests in and payments from this contract are not assignable or subject to the claims of any creditor.

7.9  CERTIFICATES:

     Prudential will issue a certificate for each annuity which is effected under this contract. If any law requires, Prudential will issue a certificate to a Participant for whom an annuity has not yet been effected. A certificate will be descriptive of the Participant's or Annuitant's rights and duties under the contract.

7.10 ENTIRE CONTRACT -- CONSTRUCTION:

     This document constitutes the entire contract.

     This contract will be construed according to the laws of the jurisdiction set forth on the first page.











GVA/GAA-7454/7453
Serial 720                                        7.7-7.10

Provision VIII.  SPECIAL MODIFICATIONS FOR TEXAS CONTRACTS:

Anything in this contract to the contrary notwithstanding, the following items numbered 1 through 8 shall govern, and any portion of this contract in conflict with any such items is hereby modified.

1. This contract is issued subject to the laws of the State of Texas and is also subject to the rules and regulations of the State Board of Insurance, including the application of such laws and regulations and requirements to the contract and to the interpretation of its provisions; except, however, in the circumstance and only to the extent the application of this provision to any persons or circumstance is expressly contrary to and excluded by superior law or valid statute having and determined to have supremacy in the circumstance.

2. The Prudential may from time to time transfer cash between any separate account identified with this contract and any of its other investment accounts for the purpose of making adjustments necessitated by this contract, including adjustment for any surplus or deficit which may arise in such separate account, or which may be required by governmental authorities having jurisdiction over the Prudential. Transfers may be made between any separate account identified with this contract and any of Prudential's other investment accounts, if such transfers satisfy the requirements of the Texas Rules and Regulations that relate to intra-company transactions.

3. Any separate account identified with this contract is divisible for various purposes in respect of regulation and compliance with law, including divisibility as it is applicable to any functions arising from the provisions of this contract or provisions of law and regulation.

4. This contract is subject to endorsement from time to time as may be necessary to comply with valid and appropriate rules and regulations adopted by regulatory authorities, or as a court of final jurisdiction shall determined, and is executed subject to that condition.

5. No transfer shall be made between any separate account identified with this contract and any of Prudential's other investment accounts if such transfer would result in an impairment of the statutory reserves of the Prudential.

6. Contractual payments or values under this contract which are funded from the assets of any separate account identified with this contract shall have no claim against any other assets of Prudential.

7. Variations in charges for expenses and taxes will be made to meet the requirements of law or regulation.

8. The Prudential will mail to the Contract-Holder such reports and information periodically as the law and regulation of Texas shall require (irrespective of any provision of this contract which may be contrary to such law or regulation).
















GVA-7454

                                   SCHEDULE A

                     FORMS OF ANNUITY WHICH MAY BE PURCHASED

Form of Payment Payable                 Applicable Schedule
----------------------------------      ----------------------------------

1.   Life Annuity.                      1.   Use Schedule B for allocation.

2.   Life - Payment Certain Annuity.    2.   Use Schedule C for allocation.

3.   Life - Contingent Annuity.         3.   Use Schedule D for allocation.

4.   Payment Certain Annuity.           4.   Use Schedule E for allocation.


Prudential may provide monthly amounts of annuity larger than those shown in the following schedules for annuities purchased during any period specified by Prudential. Annuity purchase rates for other forms of annuity consented to by Prudential will be furnished on request. The following schedules may be changed as provided in section 5.1.

























GVA/GAA-7454/7453
Serial A-100                                                Schedule A

                                    SCHEDULES

Monthly amount of annuity purchased per $10,000 of a Participant's Account, after deduction from it of any taxes on annuity considerations that apply.

SCHEDULE B - Life Annuity




                                  Monthly Amount
                                  --------------
                        If date the annuity is purchased is in:
Age                     1984      1985     1990     1995
---                     ----      ----     ----     ----

60                      $59.74    $59.44   $46.86   $45.55
65                       68.02     67.62    54.57    52.81
70                       80.12     79.56    65.63    63.14


SCHEDULE C - Life Payment Certain Annuity (120 Payments Certain)



                                  Monthly Amount
                                  --------------
                        If date the annuity is purchased is in:
Age                     1984      1985     1990     1995
---                     ----      ----     ----     ----

60                      $57.88    $57.63   $45.67   $44.50
65                       64.27     63.97    52.03    50.59
70                       72.00     71.66    59.88    58.17


SCHEDULE D - Life-Contingent Annuity



                                  Monthly Amount
                                  --------------
                        If Annuitant and Contingent Annuitant have same date of birth. If the date the annuity is Purchased is in:

Age                     1984      1985     1990     1995
---                     ----      ----     ----     ----

If specified percentage to Contingent Annuitant is 100%:


60                      $47.94    $47.76   $36.03   $35.28
65                       51.96     51.75    40.03    39.06
70                       58.58     58.28    46.43    45.08


If specified percentage to Contingent Annuitant is 50%:





60                      $53.19    $52.97   $40.74   $39.76
65                       58.91     58.63    46.19    44.91
70                       67.68     67.28    54.38    52.61



SCHEDULE E - Payment Certain Annuity




                                  Monthly Amount
                                  --------------
                        If date the annuity is purchased is in:
Age                     1984      1985     1990     1995
---                     ----      ----     ----     ----


60                      $178.42   $178.23  $165.62  $164.73
120                      102.13    102.02    88.93    88.45
180                       77.39     77.31    63.55    63.20


                        *         *        *        *

The rates in these Schedules are to be used without adjustment only when the facts that apply to the Participant and his annuity are as shown. Rates for other facts will be furnished upon request.

GVA/GAA-7454/7453
Serial S-100                                               Schedules  B-E